Exhibit 10.14

Mortgage Contract of Maximum Amount

Mortgage Contract of Maximum Amount signed by and between Shenzhen BAK Battery Co., Ltd (“the Company”) and Shenzhen Development Bank (“Development Bank”) dated as of April 5, 2006.

Main contents:

•	Contract number: Shenfa Longgang edi zi NO.20060329001.

•	As guarantor, the Company has pledged all its machineries and equipments to Development Bank to secure the indebtedness of the Company under the Comprehensive Credit Facilities Agreement (reference no.: Shenfa Longgang Zongzi 20060329001, hereinafter referred to as “Master Agreement”) which include the loan principal, interest, penalty interest, expenses for the Lender to realize its creditor’s rights, and maximum secured amount for the loan principal is RMB150 million. Purchase price of such machineries and equipments is RMB 97.16million while its current value is RMB79.46 million.

•	During the term of Mortgage Contract , the pledged machineries and equipments shall be kept and maintained by the Company; If value of such pledged machineries and equipments is reduced, Development Bank is entitled to request the Company to restore the pledged value or provide additional collateral;

•	Title certificates of the pledged machineries and equipments shall be kept by Development Bank;

•	Without Development Bank’s consent, the Company is not entitled to transfer registered pledge collaterals, but if transfer consideration is less than the pledge value, Development Bank is entitled to request the Company to provide additional collateral for the difference; otherwise the Company should not transfer the pledged collaterals.

•	Proceeds for transfer of pledged collaterals shall be used in priority for advanced repayment of the debts secured or be handed over to the escrow control of a third party agreed by Development Bank.

•	The Company should purchase insurance for the pledged collateral during the term of Mortgage Contract; (Insurance has been purchased as required)

•	Collaterals under this Contract should be registered with competent authorities; ( Registration has been done.)

•	Development Bank is entitled to dispose the pledge collaterals by sale at a discounted price or auction and use such proceeds to repay the loans made under Comprehensive Agreement if any of the following occurs:

•	The debtor under Comprehensive Agreement fails to repay its debts upon maturity;

•	The debtor under Comprehensive Agreement is declared dissolved or bankrupt;

•	The Company or any third party disposes the pledged collaterals without getting Development Bank’s consent;

•	Behavior of the Company or any third party severely infringes the lawful rights of Development Bank and has a severe negative impact upon Development Bank’s ability to collect its credit in due time and due amount.

•	Occurrence of other instances which might have a negative impact upon the realization of Development Bank’s creditor’s rights under Comprehensive Agreement.

•	Guaranty Contract is irrevocable and independently effective.

Headlines of the articles omitted:

•	Undertakings and Representations

•	Collateral

•	Remedial measures and notice requirement of the pledger

•	Independence of the contract

•	Expenses and service charges

•	Amendment of the contract

•	Applicable law and dispute settlement

•	Effectiveness and registration requirement

•	Validity

•	Miscellaneous

•	Statement of the machines and equipments under pledge